The Firm’s Code of Ethics is comprised of certain sections from the Cary Street Partners Asset Management (“CSPAM” or the “Firm”) Policy Manual and Section 9 of the Cary Street Partners Financial LLC (“CSPF”, the parent company of CSPAM) Employee Handbook. Section 9 represents the Company Code of Conduct.

Sections of the CSPAM Policy Manual:

Code of Ethics and Personal Trading Policy

CSPAM is guided in all actions by the highest ethical and professional standards. Accordingly, the Firm has embraced the SEC’s adoption of the “Code of Ethics rule”, as an opportunity to affirm its duty to its clients. CSPAM’s most valuable asset is its good name and reputation. CSPAM expects investment advisory personnel to demonstrate personal and professional integrity. CSPAM Associates are required to comply with the Cary Street Partners Financial LLC Code of Conduct and related policies which are made available to all Associates.

Pursuant to the SEC’s adoption of this rule, the Firm has adopted this Code of Ethics (“the Code”) to set the standards of conduct to be followed by all persons associated with the Firm. The Firm has set high standards, the intention of which is to protect client interests and demonstrate the Firm’s commitment to its fiduciary duties of honesty, good faith and fair dealing with clients. All officers, directors and Associates are subject to this Code and the procedures outlined in it. The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all Associates. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code.

The Firm’s Code consists of the Code of Ethics and Personal Trading section of this manual together with the Cary Street Partners Financial Code of Conduct. All Associates are subject to the requirements of this Code. Associates have a fiduciary obligation to our advisory clients to:

  Place the advisory clients’ interests over their own;
  Comply with this Code of Ethics and the Firm’s Policy Manual;
  Comply with applicable federal and state securities laws; and
  Avoid actual or potential material conflicts of interest or fully disclose them to the client.

All Associates are required to:

  At all times reflect the professional standards expected of those engaged in the investment advisory business and shall act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business.
  Report any violation of the Code, by any person, to the CCO or other appropriate person of the Firm immediately. Such reports will be held in confidence.
1

  Place the interests of advisory clients first. All Associates must scrupulously avoid serving their own personal interests ahead of the interests of the Firm’s clients. In addition, Associates must work diligently to ensure that all clients are treated fairly. CSPAM’s trading policy and procedures address this important issue in more detail.
  Avoid engaging in any practice that defrauds or misleads any client or engaging in any manipulative or deceitful practice with respect to clients or securities.
  Avoid taking inappropriate advantage of their positions. The receipt of investment opportunities, prerequisites or gifts from clients or potential clients could call into question the exercise of the independent judgment of an Associate. Associates should therefore use caution in these circumstances, and always consult the Compliance when in doubt.
  Refrain from serving on board of directors of any publicly traded company without prior written permission by Compliance.
  Conduct all personal securities transactions in full compliance with this Code, including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of clients and in cooperation with Compliance.
  Accomplish personal transactions to avoid conflicts of interest on the part of such personnel with the interests of the Firm’s clients. Likewise, Associates must avoid actions or activities that allow a person to profit or benefit from his or her position with the Adviser at the expense of clients, or that otherwise bring into question the person’s independence or judgment. The Personal Trading Policies are a part of this Code of Ethics.
  Abide by all insider trading policies. The Firm has adopted Insider Trading Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information. The Insider Trading Policies are a part of this Code of Ethics.
  Refrain from accepting compensation for services from outside sources without the specific permission of the CCO or another qualified individual in the Firm.
  Avoid all material conflicts of interest. When any Associate faces a conflict or potential conflict between their personal interest and the interests of clients, they are required to immediately report the conflict to the CCO or delegate for instruction regarding how to proceed.

The recommendations and actions of the Firm are confidential and private matters that are not to be distributed, discussed or communicated outside the Firm, except to broker/dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Firm, without the prior written approval of the CCO. In addition, we have adopted a Privacy Policy to prohibit the transmission, distribution or communication of any information regarding securities transactions in client accounts or other non-public client information. Violation of the Privacy Policy is also considered a violation of this Code of Ethics.

2

Any questions with respect to CSPAM’s Code of Ethics should be directed to the CCO or delegate.

Code of Ethics Training

The Firm will provide to each Associate a copy of this Code of Ethics and any amendments. Each Associate is required to acknowledge, in writing, their receipt of those copies. In addition, each Associate must annually recertify that they re-read, understand and comply with the code. Compliance is responsible for verifying that all Associates acknowledge receipt. Compliance is also responsible for providing Associates adequate training on the principles and procedures of this Code of Ethics, such as periodic orientation or training sessions with new and existing staff to remind them of their obligations under the code.

Whistleblower Policy

Pursuant to Section 301 of the Sarbanes-Oxley Act and Rule 10A-3(b)(3), the Firm must establish procedures for:

  the receipt, retention, and treatment of complaints received by the listed issuer of concerns regarding accounting, internal accounting controls, or auditing matters; and
  the confidential, anonymous submission by Associates of the listed issuer of concerns regarding questionable accounting or auditing matters.

Consistent with the concerns underlying Section 301’s requirement that employees be able to make anonymous submissions of complaints, Section 806 of the Sarbanes-Oxley Act provides employees with protection from retaliation or discrimination. In particular, Section 806 creates a new civil cause of action in favor of employees of public companies who are retaliated against for their covered disclosures. Section 806 prohibits public companies and their officers, employees, contractors, subcontractors or agents from retaliating against employees who: (1) “provide information, cause information to be provided or otherwise assist in an investigation regarding any conduct which the employee reasonably believes” is fraudulent or in violation of SEC rules or regulations; or (2) “file, cause to be filed, testify, participate in or otherwise assist in a proceeding filed in or about to be filed” alleging fraud or a violation of SEC rules or regulations. Section 806 provides employees with a means of seeking relief by filing a claim with the U.S. Department of Labor. Damages available include reinstatement, back pay with interest, litigation costs and reasonable attorney fees.1

In addition to Section 806, Section 1107 of the Sarbanes-Oxley Act creates a new criminal cause of action in favor of employees of both public and private companies who make truthful reports to a law enforcement officer, where such disclosures relate to the possible commission of a federal offense. Section 1107 prohibits any form of intentional retaliation, including “interference with the lawful employment or livelihood of any person.” This section covers a multitude of employment actions short of actual discharge and may extend beyond employees to cover independent contractors. Section 1107 provides for criminal penalties, including up to ten years in prison, for retaliation.

1 On May 28, 2003, the Department of Labor issued “Procedures for the Handling of Discrimination Complaints under Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002.” See 68 Fed. Reg. 31860 (to be codified at 29 CFR Part 1980).

3

  Section 922 of the Dodd-Frank Act established a whistleblower program prohibiting any form of retaliation by an employer against a whistleblower because of any lawful act done by the whistleblower in providing information to the SEC and no Firm or “person may take any action to impede an individual from communicating directly with the Commission staff about a possible securities law violation, including enforcing, or threatening to enforce, a confidentiality agreement . . . with respect to such communications.”

Senior Management will administer the procedures relating to the receipt, retention and treatment of complaints received by the Firm regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Additionally, there is an “Open Door Policy” designed to encourage communication and discourage retaliation. Specifically, the Policy:

  Encourages employees to maintain open lines of communication and share comments they may have with members of management and if necessary, with the board of managers of the Firm.
  An employee should report suspected violations of applicable laws, rules, regulations, or compliance policies to his or her supervisor, a member of senior management, or Compliance.
  The Firm maintains a policy that provides that employees of the Firm may submit, on a confidential, anonymous basis if the employee so desires, comments related to, among other things, corporate accounting practices, internal controls, and auditing. Such comments should be submitted to Compliance. Compliance shall immediately notify the Audit Committee of any such comments received and will work with the Audit Committee until it is resolved.
  If an employee would like to discuss matters with the Audit Committee, the employee should indicate this in the submission and include a telephone number at which he or she may be contacted if the Audit Committee deems it appropriate.
  The Firm’s prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve business conduct or ethical concerns.

“Whistleblower” protections

It is against the law to discharge, demote, suspend, threaten, harass, or discriminate in any manner against an employee who provides information or otherwise assists in investigations or proceedings relating to violations of federal securities laws or other federal laws prohibiting fraud against shareholders. Associates must not discriminate in any way against an employee who engages in these “whistleblower” activities.

Sanctions

Associated persons who violate any provision of the Code of Ethics may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.

4

All disciplinary responses to violations of the Code of Ethics shall be administered by Human Resources and the President. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

CSPAM will maintain the following records:

  Copies of the original Code of Ethics and all revisions to the Code
  A current list of all Associates subject to the Code
  Annual representation by each associated person listing his or her covered accounts.
  Brokerage statements reflecting personal securities transactions during the quarter.

Associate Personal Accounts

Section 204A-1(a)(3) of the Adviser’s Act requires persons to report their personal securities transactions and holdings periodically. All Associate related brokerage accounts are required to be disclosed to the Firm. Associates must advise Compliance of such accounts as they are opened and are required to attest to the full list of accounts on an annual basis. For the purposes of this policy, the following are considered Associate accounts:

  Any account of the associate or of which the associate is a joint owner;
  Any account in which the associate exercises control outside of a written discretionary trading authorization;
  Accounts of the associate’s spouse or domestic partner;
  Accounts for the dependent child(ren) of an associate; and
  The account of anyone who is materially supported either directly or indirectly by the associate.

If an associate wishes to invest in an account not offered through the Firm, the associate must receive prior written approval from Compliance to open the account or transact the business. For all accounts where the Associate is not restricted as to the types of investments available (such as mutual fund only accounts) the Firm must receive duplicate statements from the approved firm carrying the account and it is the responsibility of the associate to confirm the existence of these accounts in the annual compliance attestation.

Electronic Delivery

Compliance is able to receive account statements for certain broker-dealer Firms in an electronic form. Compliance will distribute account statements via email to the Qualified Supervisor (“QS”). The QS will review, approve and file each of the statements.

Paper Delivery

Certain broker-dealer firms may sometimes only permit a paper delivery of duplicate associate account statements. The statements are sent to the Branch/QS directly and are reviewed/approved upon receipt and filed by the QS.

5

Certain accounts including 401(k) accounts and mutual funds held directly with the fund company do not require disclosure to the Firm or Compliance.

Restricted List

Compliance will develop a Restricted List for which solicited customer trades, Associate trading and communication of research are prohibited without pre-approval from Compliance.

a. The Restricted List will include all securities about which the Firm has or will have material non-public information.

b. The Restricted List will be available to all associates.

c. The Restricted List may not be disclosed to any parties outside of the Firm.

Reasons for inclusion on the Restricted List may not be disclosed to any parties outside of the firm and will only be disclosed to individuals within the firm on a "need to know" basis.

Compliance will develop a Watch List of securities that do not carry trading restrictions, but whose trading will be subject to scrutiny. Research reports of any securities on the Watch List are also subject to close review. Details of the Watch List are under the same level of confidentiality as the Restricted List.

Personal Trading Policies

The following policies and procedures apply to all Associate accounts:

The Firm has determined that it is in the best interest of our clients to require pre-clearance of personal trading in reportable securities by our associated persons, subject to certain exemptions. Reportable securities are defined as stocks, bonds, exchange traded funds, and open-end mutual funds that are not advised or sub-advised by the Firm and unit investments trusts if the trust is invested exclusively in unaffiliated mutual funds. Approval is contingent upon the QS determining that the contemplated transaction will raise no conflict of interest. An associated person who wishes to place a trade in his or her Associate account shall complete a Pre-Clearance Request Form and submit it to the CCO or his designee. The CCO shall indicate on the form both the date and the time he/she processes the request. The requested trade must be executed no later than 4:00 p.m. Eastern Time on the trading day following the request. If the trade is not placed or is placed but not executed within this period, a new Pre-Clearance Request Form must be processed.

Exemptions from Pre-Approval

Certain exemptions exist for the pre-approval of transactions in Associate accounts.

Stocks Not Included on Restricted List

Pre-Clearance is not required for transactions in securities not on the Restricted List. Associates are responsible for ensuring that covered securities purchased or sold in their covered accounts are either properly pre-cleared or are not on the Restricted List.

6

Non-reportable securities

Rule 204A-1 specifically excludes the following from the definition of reportable or covered securities:

  Direct Obligations of the US Treasury;
  Bankers’ acceptance, Certificates of deposit, commercial paper, and similar securities;
  Money market fund shares;
  Shares of open-end mutual funds, if neither CSPAM nor any affiliate serves as the adviser or sub-adviser to the fund; and
  Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or sub-advised by CSPAM.

Delegated Discretion Accounts

Pre-clearance is not required on trades in an Associate account over which an associated person has no discretion if:

  The associated person ensures that duplicate broker-dealer trade confirmations and monthly/quarterly statements of the discretionary account holdings are provided to the Chief Investment Officer.

Automatic Reinvestment Plans

Pre-Clearance is not required for transactions within an automatic reinvestment plan.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, Compliance may consider granting additional exemptions from the prohibitions on trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to Compliance. Exceptions will only be granted in those cases in which Compliance determines that granting the request will create no actual, potential or apparent conflict of interest.

Prohibited and Restricted Transactions

The following trading activities are prohibited for Associate accounts:

  Department specific restrictions;
  Cross transactions;
  Meeting the purchase price of a security by liquidation of the same security or by the sale of other securities unless the trade and settlement dates for the sale take place prior to or concurrent with the trade and settlement dates of the purchase;
  Prepayment of proceeds of a securities transaction before settlement date unless approved by the Senior Compliance Manager;
  Credit extension without approval of the CCO or delegate and Finance;
  Purchase or sale of securities appearing on the Compliance Restricted List without first obtaining pre-clearance of the trade;
  Front-running;
  Purchase of initial public offerings in accounts held at the firm;
7

  Trading on inside information; or
  Participation in an investment club without prior approval from the Senior Compliance Manager.

The following activities may be permitted only after obtaining special approvals:

  Engaging in private securities transactions where a Private Securities Transaction Request Form is completed and approved by Compliance completes coordination of other necessary Firm approvals;
  Making an investment in securities issued by suppliers or vendors where the Associate is involved in negotiating a contract with that supplier or vendor;
  Trading Single Stock Futures/Security Futures Products; and
  Betting the spread.

Any associated person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek approval by the Head of Supervision or delegate and Compliance. In addition, if an associated person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the CCO.

Short-term trading by associated persons in their personal accounts, while not strictly prohibited, is discouraged.

Information Sensitive Associates may not:

  Be their own broker;
  Enter a trade directly through a wire operator or a retail desk; or
  Open accounts on internal institutional trading systems for themselves or other Associates without prior approval from Compliance.

Insider Trading

Inside information is defined as any information concerning an issuer or its securities of which a person is aware that the public itself does not have the opportunity to know. Acting upon this type of information or knowingly collaborating with someone who possesses this information is known as insider trading.

The Firm strictly prohibits insider trading. The Firm monitors all transactions and will investigate thoroughly any transaction or series of transactions that may have been the result of insider trading. In the event an associate has been found to engage in insider trading whether for their own or another’s benefit, the Firm will immediately terminate the associate and advise the appropriate regulator of the action.

The Firm maintains a list of restricted securities in which associates of the firm may not be able to trade or may only trade under limited circumstances. The Firm monitors all associate activity, whether through

8

an account held at the firm or an account held away from the firm, to verify transactions are not taking place that are contrary to the rules provided on the restricted list.

The Firm considers all publicly traded companies with which it is engaged or intends to be engaged in an investment banking relationship (through its broker-dealer affiliate) to be on the “watch list.”

If an associate becomes aware of material, non-public information, he or she must contact Compliance immediately. At that time, Compliance will determine whether the sales force has had access to the information. If it is verified that the sales force does, in fact, have the information, Compliance will determine the best means to address the risk. Client accounts will be monitored for transactions in the affected security. Documentation of Compliance’s review of the incident as well as any additional monitoring done in client accounts will be maintained by Compliance in a central file.

Associates who hold accounts at firms, sponsors or custodians outside of Cary Street Partners or an affiliate, are required to provide duplicate copies of statements and confirmations to the Firm. Refer to the policy on Associate Accounts for more information.

Conduct and Fair Dealing

The foundation of the securities industry is fair dealing with customers. Associates of the Firm must always conduct fair and honest business. Investment Advisers have an obligation to obtain a clear understanding of each client’s financial condition and investment objective and discuss each securities transaction with the client unless discretionary authorization has been granted and approved.

Reverse Churning

Associates are prohibited from engaging in “reverse churning.” Reverse churning is defined as placing client assets into fee-based brokerage accounts for the sole purpose of collecting fees. The number of transactions in which a client expects to engage, and the level of support and service offered to a client should be a consideration in determining the proper use of fee-based accounts with clients.

Frontrunning

Associates are prohibited from trading for themselves or their related accounts or soliciting client transactions based on non-public trade related information. Client orders receive priority execution over associate or associate-related orders and must be placed immediately once known. The Firm monitors for trade activity that may indicate frontrunning. In any identified situation, Compliance researches to be sure that no frontrunning has occurred and addresses the situation as needed. If an associate receives a better price than the client, Compliance will determine the amount of the price difference. In cases where this amount is more than nominal, a correction is made to give the client the better price. Instances of intentional frontrunning are cause for disciplinary action up to and including termination.

Rumors

Associates are prohibited from initiating or participating in the circulation of any rumor regarding a security that is meant to influence market condition. Any unsubstantiated information regarding a security, a trade or the overall market is considered a rumor. Recommendations to clients of transactions solely based on such rumors are prohibited and could be cause for disciplinary action. Any associate that

9

becomes aware of the circulation of a rumor within the Firm or its clients must advise Compliance immediately. Compliance will determine the proper steps to take in response to such situations and will maintain documentation regarding such steps.

High Pressure Sales Tactics

Associates must always consider a client’s best interests and may not engage in any behavior that could be construed as putting undue pressure on a client to make a transaction related decision. Clients must be allowed to exercise independent judgment and any effort to limit or override that independent judgment could be cause for disciplinary action.

Painting the Tape

Painting the tape refers to illegal activity committed by traders engaged in buying and selling a security among themselves to create artificial activity, which, when reported on the ticker tape may lure unsuspecting investors. This activity is often conducted at or near the close of the market to impact the closing price of the security involved. The Firm prohibits painting the tape.

Trade Shredding

Trade shredding is a term used to describe the practice of splitting customer orders for securities into multiple smaller orders for the primary purpose of maximizing payments or rebates to the broker-dealer. The Firm does not permit trade shredding and actively participates in the oversight of trading activity to prevent such occurrence.

Misrepresentation

An associate’s use of unsubstantiated claims, extravagant claims or glowing promises regarding securities or strategies is not permitted. Associates must ensure that clients fully understand the investment risk in any decision regarding a security or strategy. The use of any claim that may misrepresent the risk or potential gain of any product is cause for disciplinary action.

Unauthorized Trading

Any attempt to conduct business in a client account without that client’s knowledge or discretionary authority, granted in writing by the client and properly approved by the Chief Investment Officer, is cause for disciplinary action up to and including termination.

Tax and Legal Advice

Associates of the Firm may not give any tax or legal advice to clients and must advise any client seeking such advice to consult their own lawyer or accountant. Exception is made for associates who have outside activities, approved by Compliance, related to tax advice or to certain advice given by Investment Banking (through the broker-dealer affiliate) during its business. Such situations are an exception to the policies of the Firm. A record is maintained of Compliance approval and periodic reviews may be conducted of the associate’s tax practice.

Solicitation of Proxies

Investment Advisers are prohibited from soliciting proxies in stockholder proxy contests. An investment adviser may give his or her opinion only when specifically requested by a client.

10

Conflicts of Interest

The Firm is engaged in a wide variety of financial services, including securities sales and trading, and corporate advising. Also, the Firm is committed to maintaining the highest professional standards and principles to our clients. The interests of clients must come first and the Firm’s policy and related policies and procedures address and manage conflicts as they arise to ensure your interests are well served.

The Firm defines a Conflict of interest (“COI”) as a situation in which a person or organization has multiple interests which could possibly influence or otherwise effect the motivation of the individual or organization. It is important to note that the mere existence of a conflict is not indicative of any impropriety, but rather prompts the Firm’s obligation to disclose, manage and/or eliminate the conflict.

COIs present unique challenges to the financial services industry, the core of which is determined by complexities of human behavior and the motivation behind it. The Firm frequently acts as an intermediary and must manage competing interests in these situations. The Firm strives to avoid conflicts of interest where possible, and otherwise to manage them as effectively as we can by first identifying the conflict and then by eliminating it, disclosing it or mitigating it in some other way.

The variety of actual and potential conflicts of interest we face is significant and changes as the markets and the industry evolve. Further, there is no "one-size-fits-all" approach to identifying or managing conflicts of interest. Each actual and potential conflict must be identified and then analyzed individually.

All Associates must comply with this policy and may not do indirectly, that which they are prohibited from doing directly under the COI policy.

Policy

Every Associate is required, to continuously manage the COIs inherently present in our individual and collective business activities. Conflicts are to be avoided or eliminated if possible. If conflicts cannot be avoided or eliminated, then we must manage them effectively by formally identifying them and mitigating them through meaningful controls and/or full disclosure.

The Firm is committed to managing conflicts by making decisions appropriately.  This means recognizing that our Guiding Principles and Code go beyond policies, rules and regulations. It further means complying with the “spirit” or “intent” as well as the “letter” of the law, and actively doing what is right.

The Firm has established a conflicts framework that incorporates an initial inventory of existing and potential conflicts; an assessment of the conflict in terms of the Firm’s ability to eliminate or otherwise manage and mitigate the conflict (including through disclosure); and finally, ongoing and periodic reviews of and for conflicts.

Conflicts of Interest Inventory

The COI Inventory (“Inventory”) consists of known and ongoing conflicts posed by Associate’s personal activities as well as those inherent in the Firm’s business activities. In this regard, the Firm utilizes a “conflict matrix” that identifies all known conflict categories from an enterprise-wide standpoint as well

11

as by business line, and that includes within its inventory of conflicts an identifier as to whether the Level of Conflict is low, medium or high.

While not an exhaustive listing, the Firm has identified several categories of COI that we actively monitor and manage, including:

  Situations where the Firm may be competing against clients;
  Instances where the Firm may be involved in multiple, conflicting capacities within a product or service;
  Circumstances where the Firm may receive inducements for trading activities with our clients;
  Occurrences where the Firm may have access to material, non-public information;
  Situations where the Firm may have clients that have competing interests;
  Instances where the Associates may have a COI with the Firm or its clients.

Managing Conflicts of Interest

Generally, once a COI is identified the Firm has three options to manage the conflict by (a) elimination; (b) management or supervision of the conflict; and/or (c) disclosure. To the extent possible and practical, it is always the goal of the Firm to eliminate COI. Where a COI continues to exist, such COI is described in the Firm’s COI inventory, and identifies the control process (policy and procedure) in place to manage the COI.

The Firm manages conflicts through, but not limited to, the following methods:

  Procedures and related systems to identify competing or adverse interests;
  Review and approval of activities by business line leaders;
  Supervision and surveillance systems that monitor trade activity;
  New Product Review Process that includes an approval by the President.
  Training of Associates on COI identification and escalation to appropriate business line and compliance managers;
  Rules governing the acceptance and management of inducements, including disclosing of such arrangements to clients; and
  General or specific disclosure of COIs to clients where necessary, including, but not limited to, instances where it is considered possible to have sufficient arrangements to avoid or wholly manage a COI.
  Disclosure of conflicts of interest in Form CRS and the Reg BI Disclosure.
  Elimination of conflicts (e.g., sales contests, sales quotas, bonuses, and non-cash compensation based on the on the sale of the securities).

Escalation of Conflicts of Interests

COIs are reviewed and approved by business line leaders, including Chief Legal Officer, Controller/FINOP, Chief Investment Officer and President, during the annual conflicts review.

12

Gifts and Business Entertainment

Any associate or member of their immediate family is prohibited from giving to any person, or receiving from any person, any item of value (i.e., gifts, gratuities, etc.) greater than $100 in value, annually when the item of value given or received relates to Firm business and when the associate is FINRA-licensed. Associates who are not FINRA-licensed may have additional flexibility and should consult with Compliance for approval through the Quest System of any gifts above $100, but such gifts should still be reasonable in nature.

Entertainment of or by clients of a reasonable cost does not fall under the above prohibition. Entertainment costs are considered reasonable if both the host and guest attend the entertainment together (i.e., a football game) and/or the guest’s portion of the total cost of the entertainment does not exceed $250 if the entertainment has a for-profit sponsor, or $500 if a non-profit sponsor is involved. Reasonable greens fees or admission to a baseball game are examples of reasonable entertainment. Entertainment above these specified amounts must also be approved by Compliance through the Quest System.

All associates are required to provide, for Chief Compliance Officer review (or their delegate), a gift that is in any manner business related. Decisions will be made on a case-by-case basis. Generally, no gift valued at more than $100 will be approved without an exception. Gifts are generally not permitted to exceed $100 in the aggregate for any individual over a 12-month period without a permissible exception granted by Compliance.

Gifts given based on marriage, kinship, or social relationship and not in any way based on a business relationship are exempt from this policy. Occasional gifts of a personal nature given for events such as the birth of a child or marriage may be given over the $100 limit with Compliance approval.

Cash and Non-Cash Compensation by Third Party Vendors

Associates are prohibited from receiving any cash or non-cash compensation (or gifts) from a vendor that may influence their investment related recommendations. Generally, the guidelines for this type of compensation or gift follow the same dollar value limitations as noted above under the Gifts and Entertainment sections.

Associates should consider any of the following to be generally prohibited without a valid exemption and approval from Compliance:

  Acceptance of payment directly from a vendor for any expenses, achievements or client entertainment, without Compliance approval;
  Participation in any vendor sponsored event, whether educational, promotional or other, unless approved by the Chief Investment Officer and Compliance;
  Soliciting gifts or business entertainment from a vendor for themselves, a client or another associate.
13

Compensation may not necessarily be in the form of cash. Any item of monetary value received from a vendor in connection with any of the above is considered compensation or a gift and may be prohibited if lavish in nature or unreasonable. Examples of vendors to whom these policies apply include, but are not limited to:

  Mutual fund companies;
  Investment Advisers;
  Wholesalers;
  Distributors;
  Unit investment trust sponsors;
  Insurance companies; and
  Any other third-party sponsor or distributor of investment products or services.

Compliance maintains a record of all approvals granted in a Cash and Non-Cash Compensation and Gift and Entertainment file. Approval is generally required PRIOR to the receipt of any compensation.

Any exceptions must be approved by the Head of Supervision and by Compliance through the Quest System. In the review of such exception, the President pays close attention to any compensation that may indicate a conflict of interests for the investment adviser or what may unduly influence a client’s decision as to what is in his or her best interest. Documentation of the approval of such requests and details regarding the exception are maintained by Compliance. Any associate who is found to have violated one of these policies or who has failed to receive approval prior to an exception to these policies is subject to disciplinary action up to and including termination.

Outside Business Activities

All outside business activities must be approved by the Firm prior to an associate engaging in the activity. Where the associate has engaged in the activity prior to associating with the Firm, and the activity is of a continuing character, whether passive or active, the activity must be disclosed to, and approved by, the Qualified Supervisor, at the outset of the associate’s association with the Firm.

Associates are required to submit an Outside Business Activity request to the Qualified Supervisor. The Qualified Supervisor will review and either approve or reject the request. The Qualified Supervisor forwards the approved form to Compliance for final review and disclosure. The Qualified Supervisor and

Compliance will take the following into consideration when deciding to approve or reject a request:

  What is the Associate’s role?
  Will the Associate receive compensation? If yes, how is compensation determined?
  If the activity involves compensation, can the activity be recorded on the Firm’s books and records?
  Will the Firm’s customers be involved in the activity?
  Will the Associate be soliciting investors?
14

  Will the Associate be cold calling potential investors?
  Will the Associate be holding seminars or public presentations regarding the activity?
  Will the Associate be handling any funds?
  Has the Associate ever been subject to any disciplinary action regardless of who initiated the disciplinary event (internal/external)?
  Are there any outstanding compliance or supervisory concerns with the Associate?
  Has the Associate ever been subject to a customer complaint?
  Will the Associate agree in writing to any specific conditions imposes if approved?
  Will any referral/finder’s fees be paid to others?

Upon completion of the review, the Qualified Supervisor will approve or deny the activity and will provide notice to the Associate of the decision and any restrictions that are being imposed on the activity. Compliance maintains records of all approvals and any restrictions on the approved activities. Compliance will confirm that proper disclosure of outside business activities disclosed to the Firm is made through the filing of an initial or updated Form U4.

Associates are required to confirm and update this information on the Annual Compliance Questionnaire.

The Firm reviews all outside business activities periodically to ensure no changes have occurred in the activity or the associate’s role in the activity.

Any associate found to engage in an outside business activity denied by the Firm or not reported to the Firm will be subject to disciplinary action which may include termination.

Soft Dollar Arrangements

Broker-dealers typically provide a bundle of services including research and execution of transactions. The research provided can be either proprietary (created and provided by the broker-dealer, including tangible research products as well as access to analysts and traders) or third-party (created by a third party but provided by the broker-dealer). Because commission dollars pay for the entire bundle of services, the practice of allocating certain of these dollars to pay for the research component has come to be called "softing" or "soft dollars".

Under traditional fiduciary principles, a fiduciary cannot use assets entrusted by clients to benefit itself. As the Commission has recognized, when an adviser uses client commissions to buy research from a broker-dealer, it receives a benefit because it is relieved from the need to produce or pay for the research itself. In addition, when transactions involving soft dollars involve the adviser "paying up" or receiving executions at inferior prices, advisers using soft dollars face a conflict of interest between their need to obtain research and their clients' interest in paying the lowest commission rate available and obtaining the best possible execution.

Section 28(e) of the Securities Exchange Act of 1934 ("SEA") which provides a safe harbor for persons who exercise investment discretion over beneficiaries' or clients' accounts to pay for research and brokerage

15

services with commission dollars generated by account transactions without breaching their fiduciary duty to their clients.

Section 28(e) defines the nature of permitted research services as either (i) “advice, either directly or through publications or writings, as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities”, or (ii) “analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, and the performance of accounts…”

Products or Services That Satisfy the Advice, Analyses and Reports Test

  traditional research reports analyzing a company or stock;
•	discussions with research analysts;
  meetings with corporate executives to obtain oral reports on an issuer;
  certain financial newsletters and trade journals relating to the subject matter of Section 28(e) that are not mass-marketed (see discussion below regarding mass-marketed publications);
  quantitative analytical software, order management systems, and software that provides analysis relating to the subject matter of Section 28(e);
  corporate governance research (including corporate governance analytics) and corporate governance rating services if they reflect the expression or reasoning or knowledge and they relate to the subject matter of Section 28(e);
  market data reports, including
    stock quotes, last sale price reports, trading volume – whether or not the data has been analyzed or manipulated by the provider;
  company financial data;
  economic data such as unemployment reports, inflation rates or gross domestic product figures;
  certain proxy services that provide reports and analysis on issuers, securities and the advisability of investing in securities if it relates to the investment function; and
  seminars and conferences where the content satisfies the above requirements.

Products or Services That Do Not Satisfy the Advice, Analyses and Reports Test

•	office equipment;
•	operational overhead;
•	computer hardware;
•	Mass-marketed publications; and
•	Proxy services relating to the mechanical aspects of voting, such as casting, counting, recording, and reporting votes or services that provide research that assist the manager in determining how to vote a proxy.

16

The Firm currently is not engaged in any soft dollar arrangements. The CCO or their designee will be responsible for ensuring any newly established soft dollar arrangements are reported to Compliance to ensure all proper disclosures are made and any potential conflicts of interest are addressed in the Form ADV Parts 1, 2 and 3.

Section 9 of the Cary Street Partners Financial LLC (“CSPF”) Employee Handbook (“Code of Conduct”) is another component of the Firm’s Code of Ethics:

Section 9 of the Employee Handbook:

SECTION 9 – COMPANY CODE OF CONDUCT

INTRODUCTION

We conduct our business with integrity and respect for the interests of those with whom we have relationships; our members, our employees, our clients, and the communities where we conduct our activities. Our philosophy is to maintain complete credibility by carrying out our responsibilities in accordance with the highest legal and ethical standards and by avoiding any real or perceived impropriety, misconduct or conflict of interest. This philosophy extends to every one of the employees as well as the members. This Code of Conduct (the “Code”) has been adopted to further communicate our guiding principles.

This Code addresses a wide range of business practices and procedures and is a guide to ethical decision-making. It does not cover every issue that may arise, but it sets out the basic principles to guide all Members, employees and anyone acting on behalf of the Company. Some topics covered in the Code may also be explained in greater detail in other Firm documents (e.g., the Qualified Supervisor’s Guide, the Cary Street Partners LLC Written Supervisory Procedures, the Cary Street Partners Investment Advisory LLC’s Code of Conduct and Regulatory Compliance Manual, and Home Office Policies and Procedures.) All Employees must conduct themselves in accordance with the policies in this Code and seek to avoid even the appearance of improper behavior as even one instance of a person failing to act with integrity can damage our reputation and compromise the public’s trust. Refer to Compliance with any questions or when in doubt.

We ask even more of our leaders in the Firm. The Members and other employees holding a leadership position (managers and supervisors) have the additional responsibilities of ensuring that (1) employees under their supervision are properly trained, (2) they possess the knowledge to answer questions from employees under their supervision regarding Firm values, policies and procedures, and (3) they foster an environment of clear and open communication where issues are brought forward throughout the Firm without fear of retribution or retaliation. If Employees are in a situation which they believe may violate or lead to a violation of law or this Code, Employees may address the matters directly with their supervisor or they may directly contact Compliance or any member of the Firm’s Board of Managers.

17

NOTE: THIS CODE IS NOT A CONTRACT OF EMPLOYMENT AND DOES NOT CHANGE ANY PERSON’S AT-WILL EMPLOYMENT STATUS WITH THE COMPANY. EMPLOYEES WHO VIOLATE THE STANDARDS IN THIS CODE WILL BE SUBJECT TO DISCIPLINARY ACTION, UP TO AND INCLUDING TERMINATION OF EMPLOYMENT.

I. REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

On occasion employees may have cause to believe there has been or will be a violation of this Code or of federal securities law. The Firm encourages all employees to report any such violations or suspected, as well as cooperate in any internal investigation. All employees are encouraged to talk to their supervisors, any Member, any independent member of the Board of Managers or provide information directly to the Compliance Department about observed or suspected illegal or unethical behavior. Employees may choose to file directly with the Office of the Whistleblower Program through the Securities and Exchange Commission (the “SEC”). The Company strictly prohibits retaliation against any individual because of the individual’s submission of information to Compliance or the SEC, or the individual’s participation in any internal or external investigation. Any employee who believes he or she is being retaliated against in violation of this policy should immediately notify Human Resources. If an employee decides to file with the SEC, the rules provide that certain criteria be met in order to be eligible for a whistleblower award:

•	Employees must provide original information to the SEC that leads to a successful enforcement action in which money sanctions are recovered totaling more than $1 million;
•	Any information submitted must in writing and be derived from an employee’s independent knowledge or independent analysis, not already known to the SEC and not part of any public record to be considered original information;

•	There can be no outstanding subpoena, inquiry, or demand for the information; and
•	Certain persons are excluded from the Whistleblower award program. These include:
o	An employee whose principal duties involve compliance or internal audit responsibilities, or who was employed by, or otherwise associated with, a firm retained to perform compliance or internal audit functions for an entity;

o	Persons employed by, or otherwise associated with, a firm retained to conduct an inquiry or investigation into possible violations of law; or
o	An employee of, or other person associated with, a public accounting firm, if he or she obtained the information through the performance of an engagement required of an independent public accountant under the federal securities laws and that information related to a violation by the engagement client or the client’s directors, officers or other employees.
•	The SEC will consider a number of factors when determining the amount of any award.
•	Among these is the culpability of an employee or that employee’s involvement in any situation. While culpability may not eliminate an award, it may be a factor that reduces the amount of the award.

•	There is no amnesty provided to individuals who submit information to the SEC.
•	Information obtained through an entity’s legal, compliance, audit, or similar functions or
18

processes for identifying, reporting, and addressing potential non-compliance with law is not considered original information and is not eligible for a whistleblower award.

Any whistleblower that interferes with the compliance program of its firm or unreasonably delays in reporting a securities violation to its compliance program or the SEC may see a reduction in the amount of any whistleblower award due him or her.

The SEC will maintain confidentiality to the best of its ability with regard to a whistleblower’s identity. Examples of situations that may cause a whistleblower’s name to be revealed include when disclosure is required to a defendant or respondent in a federal court or administrative action or when the SEC determines that it is necessary to protect investors, it may reveal an employee’s name to the Department of Justice or other appropriate authority.

For more information on the Whistleblower Program employees are encouraged to visit the program’s website at http://www.sec.gov/complaint/info_whistleblowers.shtml.

Any customer complaints should be reported immediately to Compliance. Remember: If an individual reporting actual or suspected illegal or unethical behavior, including questionable accounting or auditing matters, does not identify him or herself, the Firm might not be able to respond appropriately to the individual’s concern. Further, there may come a time when the Firm cannot proceed with an investigation of a reported problem without obtaining additional information from the reporting person.

II. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is integral to the ethical standards of this Code. All Employees must follow the federal laws, including but not limited to the Patriot Act and Anti-Money Laundering provisions, as well as the laws of each city and state in which the Company operates. The Code does not attempt to explain all laws, rules, regulations, and policies applicable to the Company. If employees or Members have questions about laws, rules, regulations, or policies that apply to Cary Street Partners or their duties and responsibilities, or how they apply to particular situations, they should seek the advice of their manager, Compliance, or a member of the Board of Managers. The Company has adopted various policies, procedures, and guidelines to help ensure compliance with applicable laws and regulations, and from time to time conducts compliance and training sessions regarding specific subjects. Refer to Compliance with any questions or when in doubt.

III. CHANGES AND WAIVERS OF THE CODE OF CONDUCT

Changes in or waivers of the Code may be made only by the Board of Managers or its appointed designee or committee.

IV. CONFLICTS OF INTEREST

19

Every employee must avoid situations in which an employee’s financial or business interests are in conflict or may be in conflict with the financial or business interests of the Firm and/or its clients. Employees also should seek to avoid even the appearance of a conflict of interest. Employees and Members will not be employed by, or accept compensation from any other person, as a result of any business activity (other than a passive investment), outside the scope of their relationship with the Firm, without first notifying the Firm in writing and receiving written permission to do so by the Firm.

Conflicts of Interest may arise when you or members of your immediate family have any interest in, or are employed by, a client, supplier, company or other person dealing with the Firm. “Immediate family” means your spouse, domestic partner, parents, your children and your spouse’s or your domestic partner’s children and any relative living in the same household as you.

You must plan personal and business affairs so as to avoid situations that might lead to a conflict,

or even the appearance of a conflict, between your self-interest and your obligations and duties to the Firm and its clients.

It is Firm policy that no employee is to have an outside interest which:

•	Materially encroaches on time or attention which should be devoted to your duties;
•	Adversely affects the quality of work performed;
•	Competes with the Firm’s activities;
•	Involves any significant use of the Firm’s equipment, supplies, or facilities;
•	Infers sponsorship or support of the Firm on behalf of the outside employment or organization;

•	Results in the improper access to or use of confidential customer information;
•	Adversely affects the good name of the Firm or any of its subsidiaries.

Additional policies and procedures apply to employees with securities or investment advisory registrations, insurance licenses and employees who are associated with the broker-dealer or investment advisor.

Approval of Activities

To help guide you in dealing with actual or potential conflicts of interest, you should seek the advice of your supervisor, Compliance, or a member of the Board of Managers. Many activities of the type described in this Code may require prior review and approval of your supervisor and/or Compliance or notice to your supervisor and/or Compliance before you may undertake them. Some examples of activities governed by this Conflicts of Interest policy are:

•	Investing, directly or indirectly, in the stock or business of a client, supplier or competitor;
•	Acting as an insurance agent or broker, financial advisor, real estate agent, developer, or contractor or engaging in any other business which competes with the Firm;

20

•	Accepting certain non-family appointments either as sole fiduciary or as co-fiduciary;
•	Accepting a position as officer or director of another company or becoming a member of a partnership or a sole proprietorship while continuing employment with the Firm.

Other types of activities discussed in these guidelines may only require disclosure to your manager and/or Compliance. If you wish or need to seek prior approval of an activity or to disclose information about an activity, contact Compliance. All correspondence will be treated in a confidential manner. You may expect a prompt reply after your request has been considered and reviewed by the appropriate supervisor and/or Committee.

Employees licensed with the broker-dealer or investment advisor must first obtain outside activities approval through your supervisor and, if required, Compliance and/or the appropriate Committee.

Investments

Investments are an area in which a conflict of interest may easily develop. Prior approval of your

Qualified Supervisor and, if required, Compliance, is required before you or any member of your immediate family may, directly or indirectly, make or hold an equity investment in, loan money to or guaranty the obligations of a client, supplier or competitor.

Where you have made an equity investment in, loaned money to, or guaranteed the obligations of an entity which is or becomes a client, supplier or competitor of the Firm, you must notify

Compliance as soon as practical and act at the Firm’s direction to mitigate any conflict of interest the Firm may find.

Certain investment opportunities in clients, suppliers or competitors that are sponsored by the

Company as a part of an employee compensation program are exempt from the requirement of further Compliance review after the employee compensation program itself has been approved.

Notwithstanding the foregoing requirement of approval by the Firm, you and your immediate family may make or hold an equity investment in a client, supplier or competitor of the Company without seeking prior approval of or notifying Compliance if:

•	You are not in a position to influence the Firm’s decisions with respect to such client,

supplier or competitor; and

•	Such customer, supplier or competitor of the Firm is a publicly traded company, and you are not in a position to influence decisions of such company; or
o	Your equity investment is less than 10% of the total equity of such company and
o	you are not in a position to influence decisions of such company.

Additional rules pertain to investment in shares of publicly held companies for which the Firm provides investment banking products, advisory services or broker/dealer services. Employees with questions should consult Compliance with regard to these additional rules.

21

Insurance, Real Estate or Other Activities

Prior approval of your Qualified Supervisor and, if required, Compliance is required before you may engage in any activity as an insurance broker or agent or engage in any real estate transactions as a broker, contractor or agent outside your employment with Cary Street Partners. Examples of such activities are the negotiation and sale of mortgages, making investments for others, or acting as an appraiser or agent for the collection of rents. This guideline does not apply to personal housing transactions involving you or your immediate family. Similar rules apply to activity in other businesses in which the Firm is involved.

Secondary Employment

You are not permitted to accept regular or part-time employment outside the Firm that could be considered a conflict of interest or could unduly interfere with your employment at the Firm. Your immediate supervisor and Compliance, depending on the business unit that employs you, must approve any employment outside the Firm prior to acceptance of such employment. Your supervisor may request approval from the CCO and his or her designated senior Compliance Officer of the firm for any outside employment that has the potential of conflict with your employment at Cary Street Partners.

If you are a notary, you are expected to notarize documents while at work without charging a fee. Personal fees may not be received for any services provided as a part of your job or to clients. Additional policies and procedures apply to employees with securities or investment advisory registrations, insurance licenses and employees who are associated with the broker-dealer or investment advisor.

Fiduciary Appointments

Prior approval of your supervisor and, if required, the Head of Supervision and Compliance is required before you may accept an appointment as a fiduciary (executor, administrator, guardian or trustee) or as co-fiduciary with another person, firm or corporation, except, when the appointment in question is as executor or administrator for the estate of an immediate family member.

In the case of appointments for the benefit of family members, the Firm is generally disposed to permit the employee to accept the appointment. In most other cases, a policy against employees accepting fiduciary appointments is enforced and approval is not given. Such a practice is subject to possible misunderstanding or misinterpretation. For instance, third parties might assume that an employee is rendering essentially the same professional service as offered by a bank's trust department. Also, an employee acting as a fiduciary might be faced with undue demands on his or her time for duties which can be performed only during business hours and for clerical or stenographic services for correspondence, inventories, statements and tax reports. Additional policies and procedures apply to employees with securities or investment advisory registrations, insurance licenses and employees who are associated with the broker-dealer or investment advisor.

Sale or Purchase of Trust Property

The Firm generally prohibits the sale or purchase, directly or indirectly, of any property held in a trust advised by the Firm to or from any employee or relatives of employees.

22

Price Fixing

You must not, directly or indirectly, share price information with competitors or engage in price fixing, agreements to limit production or services, unjustified and undocumented preferential prices or trade reciprocity. If you are exposed to discussion about such matters by competitors or by third parties, it is your responsibility to remove yourself from the area of the discussion and promptly report the incident to Compliance.

Supplying Goods and Services

Without prior approval of the Firm, no employee or his or her immediate family (nor any company or firm in which the employee or immediate family member has a proprietary interest) may do business with the Firm or its subsidiaries where such employee is employed. This restriction does not apply to publicly traded companies, or engagement of law firms, accounting firms and investment banks unless the employee or immediate family member has or exercises control over such company or firm.

Borrowing from Customers

You may not borrow money from clients or suppliers of the Firm, other than recognized lending institutions. This restriction does not preclude the normal extension of credit resulting from making a purchase from a Firm client in the client’s regular course of business.

V. USE OF FIRM RESOURCES

Employees may not use Firm property, information, or position for improper personal gain, and may not compete with the Firm, directly or indirectly. All Employees owe a duty to the Firm to advance its legitimate interests at every available opportunity.

VI. CONFIDENTIAL INFORMATION

The Firm believes that protecting the privacy of its client’s nonpublic personal information (“personal information”) is of the utmost importance. Personal information is nonpublic information about its clients that is personally identifiable and that the Firm obtains in connection with providing a financial product or service to its clients. For example, personal information includes information regarding its clients, account balances and investment activities.

Employees may also from time-to-time gain access to information of a confidential nature regarding the Firm, Employees, investors, clients, or suppliers. Maintaining the confidentiality, integrity and security of the information entrusted to the Firm is at all times expected, except where disclosure is required by law. No employee should receive any actual or apparent personal benefit as a result of any client account. The obligation to preserve confidential information continues even after employment ends.

All non-public information should be considered confidential information. Confidential information may include, but is not limited to, such items as trade secrets, business plans, marketing plans, payroll records,

23

client information, and any unpublished financial data, as well as all non-public information that might be of use to an outside party in a manner disadvantageous to the Firm or Employees, investors, suppliers, clients, or customers. The obligation to preserve confidential information continues even after employment ends.

VII. INSIDER TRADING

It is unlawful, under federal and state securities laws for any person to trade and/or recommend trading in securities on the basis of material and nonpublic, or "inside" information. The Firm’s policies require stringent avoidance of the misuse of inside information. “Insider trading” is generally thought to be described as trading personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. It is prohibited for any person associated with the Firm to misuse, directly or indirectly, any material non-public information. Complete policies regarding insider trading are available in the compliance guide.

VIII. FRONT RUNNING

Employees are prohibited from buying, selling or recommending the purchase or sale of any security or a derivative thereof for any account in anticipation of (a) a price change resulting from a contemplated or pending block transaction in the security or a derivative thereof for another account or (b) the issuance of a research report, research rating change, or other similar occurrence, that could materially impact the market for a security.

IX. COMPETITION AND FAIR DEALING

While employees should strive to help the Firm outperform the competition at every opportunity, this should always be done honestly and fairly at all times. Never make unsupportable promises concerning our products and services, and never make disparaging or false statements or implications about competitors or former employees. We seek competitive advantages through superior performance, but never through unethical or illegal business practices. Theft of proprietary information or possession and use of trade information without the owner’s consent (or inducement of such disclosures by past or present employees of other companies) is prohibited. Each employee should endeavor to respect the rights of, and deal fairly with, the Firm’s customers, suppliers, competitors and employees. No Employees should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair practice.

X. BUSINESS GIFTS AND PAYMENTS TO OR FROM THIRD PARTIES

Numerous regulations require supervision of Employees’ activity relating to gifts and business entertainment in order to avoid conflict of interest situations. All reimbursed and unreimbursed gift and

24

business entertainment expenses are subject to the Firm’s policy. Refer to the relevant Compliance Manual for complete policies regarding business gifts and entertainment.

Compensation by Third Party Vendors - Employees must base their dealings with clients on the clients’ best interests, and not on any influence by vendors of the offer or receipt of cash and noncash compensation, other than regular product or service sale compensation. The receipt of other cash or non-cash compensation provided by vendors to or for the benefit of Employees is restricted. The term “vendor” includes, but is not limited to mutual fund companies, investment advisors, wholesalers, distributors, unit investment trust sponsors, insurance companies and any other third-party sponsors or distributors of investment products or services offered. Refer to the Compliance Guide for complete policies on cash and non-cash compensation.

XI. POLITICAL CONTRIBUTIONS

While the Firm neither encourages nor discourages participation in political and civic activities at a personal level, no contribution or statement of support may be made on behalf of the Firm or using Firm resources to any political party, candidate for public office, or charitable organization without written authorization from the Head of Supervision, the CCO and his or her designated Senior Compliance Officer of the firm. It is strictly illegal to give anything of value directly or indirectly to any government official on behalf of the Firm. The promise, offer or delivery to any governmental official or employee of any governmental agency not only violates Firm policy, but may also be a criminal offense.

XII. RECORD-KEEPING

The Firm requires honest and accurate recording and reporting of information. All of the Firm’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Firm’s transactions and must conform both to applicable legal and regulatory requirements and to the Firm’s policies and practices.

Unrecorded or “off the book” funds and accounts should not be maintained. Requests for reimbursement of expenses incurred on behalf of the Firm must be properly documented and approved in accordance with Firm policy and government regulations. Periodic and other reports (financial or otherwise) to governmental agencies must present a full, fair, accurate, timely and understandable disclosure regarding the Firm’s business and operations. Business records and internal and external written communication (including email) often become public; exaggeration, derogatory remarks, guesswork, or inappropriate characterizations should be avoided in all internal and external communications. All records should always be retained in accordance with applicable laws and regulations. Refer to the Record Keeping Section of the Compliance Manuals for additional information.